UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2019

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange which registered
Common stock, par value $.0015 per share	TECD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

First Amendment to Merger Agreement

As previously announced, on November 12, 2019, Tech Data Corporation, a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Original Agreement”), by and among the Company, Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc.

On November 27, 2019, the Company entered into an Amendment No. 1 to the Merger Agreement (the “Amendment” and the Original Agreement, as amended by the Amendment, the “Merger Agreement”) with Parent and Merger Sub. The Amendment provides for, among other things, an increase in the merger consideration to be paid for each share of common stock, par value $0.0015 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock held by Parent, Merger Sub or the Company (including treasury shares) at the Effective Time) from $130.00 per share in cash to $145.00 per share in cash, in each case, without interest and subject to applicable withholding taxes. The Amendment also provides for an increase in the Parent Termination Fee (as defined in the Merger Agreement) from $283,260,000 to $315,944,000, and for an increase in the Company Termination Fee (as defined in the Merger Agreement) from $165,235,000 to $184,301,000 (or, under certain circumstances provided in the Merger Agreement, a lower amount of $89,517,000, which is an increase from $80,257,000 as provided in the Original Agreement).

The Company’s Board of Directors (the “Board”) has unanimously adopted the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable the Merger Agreement and the consummation of the Merger, and, on the terms and subject to the conditions set forth in the Merger Agreement, resolved to submit the Merger Agreement for the approval of the Company’s stockholders and to recommend that the Company’s stockholders approve the Merger Agreement.

Other than as expressly modified pursuant to the Amendment, the Original Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on November 13, 2019 (the “Original Report”) and is incorporated by reference herein, remains in full force and effect as originally executed on November 12, 2019.

The foregoing description of the Amendment and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein, and the Original Agreement, which is attached as Exhibit 2.1 to the Original Report and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Financing

In connection with the Amendment, the Apollo Funds have increased their commitments to capitalize Parent at Closing from an aggregate equity contribution equal to $3,200,000,000 to $3,750,000,000, on the terms and subject to the conditions set forth in an equity commitment letter. Except as provided in the foregoing sentence, the section entitled “Financing” in the Original Report remains unchanged and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On November 23, 2019, the Company received a proposal from a U.S. public company (“Company A”) to acquire 100% of the outstanding shares of Common Stock (the “Company A Proposal”), and promptly notified Parent in accordance with the terms of the Merger Agreement. On November 24, 2019, the Company notified Parent that the Board, after consultation with its outside legal and financial advisors, had determined that the Company A Proposal constituted a “Company Superior Proposal” (as defined in the Merger Agreement) and that, subject to Parent’s right to negotiate with the Company during the three business day period after Parent’s receipt of such notice, the Board intended to cause the Company to terminate the Merger Agreement and enter into a definitive agreement with Company A. On November 27, 2019, the Company received a revised proposal from Parent, which included the proposed Amendment. Following review of such revised proposal from Parent, the Board determined that the Company A Proposal no longer constituted a Company Superior Proposal.

On November 27, 2019, the Company issued a press release announcing the entry into the Amendment. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference herein. This information that is furnished shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information and exhibits in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed Merger. The Company urges its stockholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from the Company using the contact information above.

Cautions Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 27, 2019, by and among Tech Data Corporation, Tiger Midco, LLC and Tiger Merger Sub Co.

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
(Registrant)

Date: November 27, 2019	/s/ Charles V. Dannewitz
Charles V. Dannewitz Executive Vice President, & Chief Financial Officer

Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 27, 2019, is entered into by and among Tech Data Corporation, a Florida corporation (the “Company”), Tiger Midco, LLC, a Delaware limited liability company (the “Parent”), and Tiger Merger Sub Co., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger dated as of November 12, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or modified by written agreement of, the Company, Parent and Merger Sub;

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the Company’s willingness to enter into this Amendment, the Guarantors are amending and restating the Limited Guarantee and the Equity Commitment Letter.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments to the Merger Agreement.

2.1	The definition of “Company Termination Fee” is hereby deleted in its entirety and replaced with the following:

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date an amount equal to $89,517,000 and (b) if payable in any other circumstance, an amount equal to $184,301,000.

2.2	Section 3.1(b)(i) (Treatment of Common Stock) of the Merger Agreement is hereby amended by replacing the reference therein to the per-share Merger Consideration of “$130.00” with “$145.00”.

2.3	Section 6.15(c)(xi) (Financing) of the Merger Agreement is hereby amended to insert a new subclause (L) as follows:

(L) notwithstanding anything herein to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s and the Company Subsidiaries’ obligations under this Section 6.15(c), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 6.15(c).

2.4	Section 8.3(d) (Effect of Termination) of the Merger Agreement is hereby amended by replacing the reference therein to the amount of the Parent Termination Fee of “$283,260,000” with “$315,944,000”.

3.

No Other Change. The Parties hereby acknowledge and agree that, except as set forth in this Amendment, the terms and provisions of the Merger Agreement shall not be affected hereby and shall continue in full force and effect.

4.

Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby, including for purposes of Section 9.10 of the Merger Agreement.

5.	Miscellaneous. Sections 9.2 through 9.16 of the Merger Agreement shall apply to this Amendment as if incorporated herein, mutatis mutandis.

[The remainder of this page is intentionally left blank]

2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

TECH DATA CORPORATION

By:	/s/ Richard T. Hume
Name:	Richard T. Hume
Title:	Chief Executive Officer

TIGER MIDCO, LLC

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

TIGER MERGER SUB CO.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

[Signature Page to Amendment No. 1 to Merger Agreement]

Exhibit 99.1

NEWS

Tech Data Enters into an Amendment to its Definitive Agreement to Be Acquired by Funds Managed

by Affiliates of Apollo Global Management at an Increased Consideration Amount of $145 Per Share

in Cash

CLEARWATER, FL — November 27, 2019 — Tech Data (Nasdaq: TECD) today announced that it has entered into an amendment (the “Amendment”) to its previously announced definitive agreement (the “Original Agreement”) in which Tiger Midco, LLC (“Parent”), an affiliate of funds managed by affiliates of Apollo Global Management (NYSE: APO), will acquire all of the outstanding shares of Tech Data common stock. The Amendment provides that the consideration to be received by holders of Tech Data common stock has been increased to $145 per share in cash from $130 per share in cash, among certain other changes. The Amendment was unanimously approved by the Board of Directors of Tech Data, and the revised purchase price represents an 11.5 percent increase in the price per share of Tech Data’s common stock provided in the Original Agreement. The revised purchase price also represents a 30.2 percent premium to the unaffected closing share price of Tech Data’s common stock ended Oct. 15, 2019, the last trading day prior to published market speculation regarding a potential transaction involving Tech Data. The revised transaction has an enterprise value of approximately $6.0 billion.

Pursuant to the “go-shop” provisions of the Original Agreement, on November 23, 2019, Tech Data received a “Company Takeover Offer” (the “Competing Offer”) from another bidder. On November 24, 2019, the Tech Data Board of Directors unanimously determined, in consultation with its legal and financial advisors, that the Competing Offer constituted a “Company Superior Proposal” as defined in the Original Agreement and notified Parent of its determination. In response, on November 27, 2019, Parent submitted a revised proposal with the terms set forth in the Amendment. After considering Parent’s revised proposal, later in the day on November 27 the Tech Data Board of Directors determined that the Competing Offer no longer constituted a Company Superior Proposal and determined to enter into the Amendment with Parent.

The Tech Data Board of Directors has unanimously approved the Amendment and recommends that Tech Data shareholders vote in favor of the transaction. The transaction is not subject to a financing condition and is expected to close in the first half of calendar year 2020, subject to the satisfaction of customary closing conditions including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, foreign regulatory approvals and approval by the holders of a majority of the outstanding Tech Data shares. Tech Data expects to hold a Special Meeting of Shareholders to consider and vote on the transaction agreement as soon as feasible after the mailing of the proxy statement to shareholders.

Consistent with the Board’s commitment to maximizing shareholder value, the terms of the Original Agreement (as amended by the Amendment) provide that Tech Data will be permitted to continue to actively solicit alternative acquisition proposals from third parties during a “go-shop” period from the date of the Original Agreement until 11:59 p.m., New York City time, on Dec. 9, 2019. There is no guarantee that this process will result in a superior proposal.

Bank of America Securities is serving as financial advisor to Tech Data, and Cleary Gottlieb Steen & Hamilton LLP is acting as legal counsel.

About Tech Data

Tech Data connects the world with the power of technology. Our end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow and advance. Tech Data is ranked No. 88 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for 10 straight years. To find out more, visit www.techdata.com or follow us on Twitter, LinkedIn, Facebook and Instagram.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $323 billion as of September 30, 2019 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Tech Data’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Tech Data is unable to predict or control, that may cause Tech Data’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of Tech Data’s shareholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in Tech Data’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond Tech Data’s control. Tech Data cautions investors that any forward-looking statements made by Tech Data are not guarantees of future performance. Tech Data disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

Tech Data will file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. Tech Data urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by Tech Data with the SEC relating to the proposed merger for free by accessing Tech Data’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

Participants in the Solicitation

Tech Data and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tech Data’s shareholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about Tech Data’s directors and executive officers in Tech Data’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from Tech Data using the contact information above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information:

Tech Data Investor Relations:

Arleen Quinones

Corporate Vice President, Investor Relations & Corporate Communications

+1 (727) 532.8866

arleen.quinones@techdata.com

Tech Data Media Relations

Bobby Eagle

Director, External Communications

+1 (727) 538.5864

bobby.eagle@techdata.com

Apollo Global Management:

For investors please contact:

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

+1 (212) 822-0467

gstein@apollo.com

For media enquiries please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, Inc.

+1 (212) 843-8590

czehren@rubenstein.com

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